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                                                                   Exhibit 10(c)

                              AMENDMENT NUMBER ONE
                                     TO THE
                         TIDEWATER 401(K) SAVINGS PLAN

     WHEREAS, Tidewater, Inc. (the "Company") is the sponsor of the Tidewater 401(k) Savings Plan (the "Plan");

     WHEREAS, the Plan has been amended from time to time and most recently restated effective January 1, 1997 and executed December 21, 1999;

     WHEREAS, Section 13.01 of the Plan authorizes the Company to amend the Plan;

     WHEREAS, the Company desires to amend the Plan to change the Plan's eligibility requirements and to implement automatic compensation reduction elections for employees hired on or after January 1, 2001;

     NOW, THEREFORE, the Plan is hereby amended, effective January 1, 2001:

                                       I.

     Paragraph (a) of Section 3.01, INITIAL ELIGIBILITY, is amended and restated, to read as follows:

          (a)  GENERAL.

               (1) AUTOMATIC ELIGIBILITY - Each Employee who is not excluded under Section 3.02 and who is a Fleet Officer (captain, master, mate or engineer), an Employee of Quality Shipyard, L.L.C., or classified for payroll purposes as an exempt Employee, shall be eligible to participate in the Plan on the earlier of January 1, 2001 or the first Entry Date immediately following employment, provided he is then employed by an Employer.

               (2)  SIX MONTH WAITING PERIOD - Each Employee who is not
                    described in Section 3.01(a)(1) or excluded under Section
                    3.02 shall be eligible to participate in the Plan on the first Entry Date following the date such Employee completes a period of six months from date of employment, provided he is then employed by an Employer.
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               (3)  ELIGIBILITY REQUIREMENTS PRIOR TO JANUARY 1, 2001 - Prior to
                    January 1, 2001, each Employee not excluded under Section
                    3.02 was eligible to participate in the Plan on the first Entry Date following the date such Employee completed a Period of Service of one year, provided he was then employed by an Employer.

                                      II.

     Section 4.01 and Paragraphs (a) through (d) of Section 4.01 are amended and restated, Paragraph (e) of Section 4.01 is renumbered Paragraph (g), and new Paragraphs (e) and (f) are hereby added, which Paragraphs and Sections shall read in their entirety as follows:

          4.01 SALARY DEFERRAL CONTRIBUTIONS. Each Employee who becomes eligible to participate may elect that the Employer which employs him contribute on his behalf any whole percentage of his Compensation, which is not less than 2% nor more than 15%, as he shall elect. Notwithstanding, each Employee who is employed or reemployed on or after January 1, 2001, who does not affirmatively elect to receive cash or have a specified amount which is not less than 2% nor more than 15% contributed to this Plan, his Compensation shall be automatically reduced by a percentage determined by the Committee for the applicable Plan Year and this amount is contributed to this Plan (the "Automatic Compensation Reduction Election"). Contributions shall be subject to the following rules:

               (a) CHANGE. A Member may change the specified percentage at any time by completing a revised election. Said change in percentage shall be made by such means as is acceptable to the Committee. If the election is made after the Employee's date of hire and before the Employee becomes eligible to participate in this Plan, such election shall be effective for the Employee's first pay period following eligibility and for subsequent pay periods (until superseded by a subsequent election). Elections filed at a later date shall be effective for the payroll period beginning in the month following the date the election is filed.

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               (b)  SUSPENSION.  A Member may suspend his election at any time effective for the payroll period beginning in the month following the date the election is filed.

               (c) SALARY REDUCTION. The amount of a Member's Compensation for a Plan Year shall be reduced by the amount of the contribution that is contributed to the Plan pursuant to his election or the Automatic Compensation Reduction Election.

               (d) ELECTION. All elections shall be made at the time, in the manner, and subject to the conditions specified by the Committee, which shall prescribe uniform and nondiscriminatory rules for such elections. The Employer shall pay over to the Fund all Salary Deferral Contributions as soon as is practicable (but in no event later than the 15th business day of the month following the month in which the Salary Deferrals would have otherwise been payable to the Member in cash). Contributions made by the Employer under this subsection shall be allocated to the Salary Deferral Accounts of the Members from whose Compensation the contributions were withheld, in an amount equal to the amount withheld.

               (e) COMPENSATION REDUCTION PERCENTAGE. The Compensation Reduction Percentage for Plan Year 2001 is six (6) percent. The Committee may reduce this percentage at any time, provided such change is applied on a nondiscriminatory basis. Further, the Committee may set a new Compensation Reduction Percentage effective as of the first of each Plan Year.

               (f) NOTICE. Each Employee who is employed or reemployed on or after January 1, 2001 shall receive a Notice that explains the Automatic Compensation Reduction Election and the Employee's right to elect to have no amount contributed to this Plan or to alter the amount of the Compensation Reduction Percentage, including an explanation of the procedure for exercising that right and the timing for implementation of any such election. Each Member will be notified annually of his Compensation Reduction Percentage and the Member's

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                    right to change the percentage, including the procedure for exercising that right and the timing for implementation of any such election.


     IN WITNESS WHEREOF, and as evidence of the adoption of this Amendment to the Tidewater 401(k) Savings Plan, Tidewater, Inc. has caused its corporate seal to be affixed hereto and the same to be signed by a duly authorized officer, this 28th day of November, 2000.

     ATTEST:                               TIDEWATER, INC.


      /s/ Michael L. Goldblatt             /s/ Cliffe F. Laborde
     -------------------------             -------------------------
     Michael L. Goldblatt                  Name:  Cliffe F. Laborde
     Assistant Secretary                   Title: Senior Vice President,
                                                  Secretary and General
                                                  Counsel



     (Corporate Seal)

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